As filed with the Securities and Exchange Commission on August 13, 2009

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

ESSEX RENTAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	20-5415048
(State or other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of Principal Executive Offices)	(Zip Code)
___________________
HYDE PARK ACQUISITION CORP
2008 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
___________________

Martin A. Kroll	Copy to:
Chief Financial Officer	Todd Emmerman, Esq.
Essex Rental Corp.	Katten Muchin Rosenman LLP
1110 Lake Cook Road, Suite 220	575 Madison Avenue
Buffalo Grove, Illinois 60089	New York, New York 10022
(847) 215-6500 (Name, Address and Telephone Number of Agent for Service)	(212) 940-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

___________________

CALCULATION OF REGISTRATION FEE

Title of of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $.0001 par value	1,575,000	$5.75	$9,056,250	$506

(1) This Registration Statement also covers an indeterminate number of shares of Essex Rental Corp. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the 2008 Long Term Incentive Plan in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2) Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the common stock as quoted on Over-the-Counter Bulletin Board on August 11, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*
The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees and directors as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Hyde Park Acquisition Corp. 2008 Long-Term Incentive Plan are available without charge by contacting:

Essex Rental Corp.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
Attn: Martin A. Kroll
(847) 215-6500

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

Essex Rental Corp. (the “Registrant”, and together with its subsidiaries, “we”, “our” and “us”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the SEC.  The following documents, or portions thereof, filed by us with the SEC pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(1)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)           Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

(3)           Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009;

(4)           Our Definitive Proxy Statement on Schedule 14A filed on April 30, 2009;

(5)           Our Current Reports on Form 8-K filed on February 23, 2009, March 30, 2009, May 5, 2009 and August 12, 2009

(6)           Our Current Reports on Form 8-K/A filed on March 31, 2009 and May 6, 2009; and

(7)           Our description of our common stock set forth in the section entitled “Description of Securities – Common Stock” of our Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on November 6, 2006, as amended from time to time (File No. 333-138452).

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Certificate of Incorporation provides that to the extent permitted by the Delaware General Corporation Law, or the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

Our By-laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of us (or serving in any such capacity with another business organization at our request) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We maintain insurance policies that insure our directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File 333-138452).

4.2	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 6, 2008).

5.1	Opinion of Katten Muchin Rosenman LLP.*

10.1
Hyde Park Acquisition Corp. Long-Term Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on October 8, 2008, regarding the Special Meeting of the Registrant’s Stockholders held on October 31, 2008).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of McGladrey & Pullen, LLP.*

23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page). *

* filed herewith

ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on this 13th day of August, 2009.

ESSEX RENTAL CORP.

By:	/s/ Ronald Schad
Ronald Schad
Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Ronald Schad and Martin A. Kroll, each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Laurence S. Levy	Chairman of the Board of Directors	August 13, 2009
Laurence S. Levy

/s/ Edward Levy	Director	August 13, 2009
Edward Levy

/s/ Daniel H. Blumenthal	Director	August 13, 2009
Daniel H. Blumenthal

/s/ Ronald Schad	Chief Executive Officer (Principal Executive Officer) and Director	August 13, 2009
Ronald Schad

/s/ Martin A. Kroll	Chief Financial Officer (Principal Financial and Accounting	August 13, 2009
Martin A. Kroll	Officer)